As filed with the Securities and Exchange Commission on June 30, 2006.

Registration No. 333 -

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

WILLBROS GROUP, INC.

(Exact name of registrant as specified in its charter)

Republic of Panama	98-0160660
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Plaza 2000 Building

50th Street, 8th Floor

P.O. Box 0816-01098

Panama, Republic of Panama

(Address, including zip code, of registrant’s principal executive offices)

Willbros Group, Inc. 1996 Stock Plan

Willbros Group, Inc. Director Stock Plan

(Full title of the plan)

MICHAEL F. CURRAN

Chairman and

Chief Executive Officer

Willbros Group, Inc.

c/o Willbros USA, Inc.

4400 Post Oak Parkway, Suite 1000

Houston, TX 77027

(713) 403-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $.05 par value (2)	1,050,000	$17.69	$18,574,500	$1,987.47
Preferred Share Purchase Rights (2)	1,050,000	N/A(2)	N/A(2)	N/A(2)

(1)	The shares of common stock being registered consist of shares that may be issued under the Willbros Group, Inc. 1996 Stock Plan (950,000 shares) or the Willbros Group, Inc. Director Stock Plan (100,000 shares). In addition, pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plans.
(2)	Each share of Common Stock is accompanied by a preferred share purchase right pursuant to the registrant’s Rights Agreement dated April 1, 1999, with Mellon Investor Services, LLC, as Rights Agent.
(3)	Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) of the Securities Act of 1933, as amended, on the basis of $17.69 per share, the average of the high and low sales prices for the common stock as reported on the New York Stock Exchange for June 28, 2006.

EXPLANATORY NOTE

This Registration Statement relates to the registration of additional shares of Common Stock of the registrant to be issued pursuant to awards granted or to be granted under the Willbros Group, Inc. 1996 Stock Plan, as amended (the “1996 Stock Plan”), and the Willbros Group, Inc. Director Stock Plan, as amended (the “Director Plan”). The additional shares relate to (i) the amendment to the Director Plan approved by the stockholders of the registrant at the Annual Meeting of Stockholders on May 30, 2002, to increase the number of shares of Common Stock available for issuance under the Director Plan from 125,000 to 225,000 shares and (ii) the amendment to the 1996 Stock Plan approved by the stockholders of the registrant at the Annual Meeting of Stockholders on May 20, 2004, to increase the number of shares of Common Stock available for issuance under the 1996 Stock Plan from 3,125,000 to 4,075,000 shares. The contents of the registrant’s Registration Statements on Form S-8, Registration No. 333-18421, Registration No. 333-53748 and Registration No. 333-74920 filed with the Securities and Exchange Commission on December 20, 1996, January 16, 2001 and November 30, 2001, respectively (the “Prior Registration Statements”), are hereby incorporated by reference. The items below contain information required in this Registration Statement that was not included in the Prior Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents heretofore filed by the registrant with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

(1)	The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(2)	The registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

(3)	The registrant’s Current Reports on Form 8-K filed with the Commission on January 10, 2006, January 19, 2006, January 26, 2006, February 3, 2006, February 14, 2006, March 29, 2006, April 13, 2006, June 16, 2006, and June 22, 2006;

(4)	The description of the registrant’s Common Stock contained in the registrant’s Registration Statement on Form 8-A, dated July 19, 1996, and including any amendment or report heretofore or hereafter filed for the purpose of updating such description of the registrant’s Common Stock; and

(5)	The description of the registrant’s Preferred Share Purchase Rights contained in the registrant’s Registration Statement on Form 8-A, dated April 9, 1999, and including any amendment or report heretofore or hereafter filed for the purpose of updating such description of the registrant’s Preferred Share Purchase Rights.

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (other than Current Reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The registrant has agreed to indemnify and hold KPMG LLP (“KPMG”) harmless against and from any and all legal costs and expenses incurred by KPMG in its successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report dated November 21, 2005 on the registrant’s financial statements as of December 31, 2004, and for each of the years in the two-year period ended December 31, 2004, and the related financial statement schedule, incorporated by reference in this Registration Statement.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

4.1**	Amendment Number 2 to the Director Plan dated February 8, 2002.

4.2***	Amendment Number 4 to the 1996 Stock Plan dated March 10, 2004.

5*	Opinion of Arias, Fabrega & Fabrega.

23.1*	Consent of GLO CPAs, LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Arias, Fabrega & Fabrega (included in Exhibit 5).

24*	Power of Attorney (included on page II-3 of this Registration Statement).

*	Filed herewith.
**	Incorporated by reference to the registrant’s Proxy Statement for its Annual Meeting of Stockholders dated May 1, 2002.
***	Incorporated by reference to the registrant’s Proxy Statement for its Annual Meeting of Stockholders dated April 23, 2004.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 30th day of June, 2006.

WILLBROS GROUP, INC.

By:	/s/ Michael F. Curran
Michael F. Curran
Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael F. Curran, Warren L. Williams and John T. Dalton, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael F. Curran Michael F. Curran	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer and Authorized Representative in the United States)	June 30, 2006

/s/ Warren L. Williams Warren L. Williams	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 30, 2006

/s/ Robert R. Harl Robert R. Harl	Director, President and Chief Operating Officer	June 30, 2006

/s/ S. Fred Isaacs S. Fred Isaacs	Director	June 30, 2006

Signature	Title	Date

/s/ Peter A. Leidel Peter A. Leidel	Director	June 30, 2006

/s/ Rodney B. Mitchell Rodney B. Mitchell	Director	June 30, 2006

/s/ James B. Taylor, Jr. James B. Taylor, Jr.	Director	June 30, 2006

/s/ S. Miller Williams S. Miller Williams	Director	June 30, 2006

INDEX TO EXHIBITS

Exhibit Number	Description of Document
4.1**	Amendment Number 2 to the Director Plan dated February 8, 2002.

4.2***	Amendment Number 4 to the 1996 Stock Plan dated March 10, 2004.

5*	Opinion of Arias, Fabrega & Fabrega.

23.1*	Consent of GLO CPAs, LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Arias, Fabrega & Fabrega (included in Exhibit 5).

24*	Power of Attorney (included on page II-3 of this Registration Statement).

*	Filed herewith.
**	Incorporated by reference to the registrant’s Proxy Statement for its Annual Meeting of Stockholders dated May 1, 2002.
***	Incorporated by reference to the registrant’s Proxy Statement for its Annual Meeting of Stockholders dated April 23, 2004.